Exhibit (h)(4)

COMPLIANCE SERVICES AGREEMENT
AGREEMENT dated as of December 18, 2014 (the "Effective Date'')  between Aspiration Funds (the "Trust''), a Delaware statutory trust, and Cipperman Compliance Services, LLC ("CCS"), a Pennsylvania limited liability company.
WHEREAS,   the  Trust  is  an  investment  company  registered  under  the  Investment Company Act of 1940, as amended (the "1940 Act'');
WHEREAS, shares of beneficial interest in the Trust are divided into separate series (each, along with any series which may in the future be established, a "Fund," collectively, the "Funds");
WHEREAS,  each  Fund  is managed and/or advised by an investment  adviser and sub- advisers (each, an "Adviser"; together, the "Advisers") registered under the Investment Advisers Act of 1940, as amended;
WHEREAS,  the Board of Trustees of the Trust (the "Board'')  is required to implement a compliance  program  pursuant  to  Rule  38a-1  ("Rule  38a-1'')  of  the  1940  Act  including  the designation of a chief compliance officer (the "CCO");
WHEREAS,  the Trust  wishes to engage CCS to provide certain compliance services on behalf of the Trust;
WHEREAS,  CCS wishes to provide such services to  the Trust  under  the conditions set forth below;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Fund and CCS agree to the Terms and Conditions described in Exhibits A-D.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
ASPIRATION FUNDS

By	/s/ Andrei Cherny
Name: Andrei Cherny
Title: President

CIPPERMAN COMPLIANCE SERVICES, LLC

By:	/s/ Todd Cipperman
Name: Todd Cipperman
Title: Managing Member

Exhibit A

Services

• Provide a designated Chief Compliance Officer;
• Draft, maintain, and implement  the  Compliance Manual and related policies and procedures;
• Quarterly Board reporting  of material compliance issues;
• Attend  4 Board meetings per year including one in person;
• At least annually, meet separately with the Trust's independent directors;
• Distribute the compliance manual and obtain applicable certifications;
• Conduct the annual compliance review as required.by Rule 38a-1;
• Maintain a regulatory compliance calendar;•
• Manage Code of Ethics procedures;
• Provide real-time advice and guidance to management  or the Board with respect compliance and regulatory inquiries;
• Conduct two training sessions (up to 3 hours each) per year on topics (and to personnel) designated by Management or the Board;
• 20 consulting  hours per year for any other compliance service not described above, including the following:
-
Assisting operational oversight of such areas as proxy voting, anti -money laundering, portfolio  compliance, record retention, trading, brokerage, fair valuation, trade errors, correspondence, and client complaints;

-	Providing regulatory advice requiring research and/or writing;
-	Reviewing fund marketing materials;
-	Responding to regulatory inquiries;
-	A compliance review required within six months of the date hereof;
-	Assisting with licensing requirements for individuals; Providing compliance services to affiliates; and
-	Providing other compliance services as reasonably requested.

Exhibit B
Fees and Term
Fee for Base Services: $________/month  with respect to the Aspiration Flagship Fund plus one additional fund with the same adviser and sub-adviser
In the event that the Trust launches additional Funds, additional fees may be required, as determined by the parties from time to time.
In the event that the Trust engages CCS to conduct an initial review (which shall include a site visit) of a new Adviser or Sub-Adviser to assist the Board in determining whether such  Adviser's  or  Sub-Adviser's  policies and  procedures  are  reasonably designed to prevent violation of  the Federal Securities Laws as described in Rule 38a-1(a)(2), the Trust  shall pay a fixed fee of $________ for each such review and related report  to the Board.
In the event that CCS performs services with respect to a Fund in anticipation of the Fund's launch (other than an Initial Review), but the Fund does not commence sale within 90 days of performing such services, the Trust shall pay CCS for time expended at the hourly rate described below.
Hourly rate for additional services: $________/hour
Initial Term: 24 months

Exhibit D

Internal Compliance Officer:  Alexandra Hyman

Address for Notices:

Aspiration Funds
9200 W. Sunset Blvd.
Suite 415
Los Angelas, CA  90069

Exhibit E

Addendum to Compliance Services Agreement (dated 12/18/14)

Exhibit B is hereby amended as follows:

Exhibit B

Aspiration Flagship Fund (first fund)	$________ per month
Aspiration Redwood Fund (second fund)	$________ per month

Additional Funds or Advisors	$________ per month

All other terms of the Compliance Services Agreement remain the same.

IN WITNESS WHEREOF, the parties hereto have approved and agreed to this addendum to the Compliance Services Agreement as of the effective date listed above.

ASPIRATION FUNDS		CIPPERMAN COMPLIANCE SERVICES, LLC

By	/s/ Andrei Cherny	By:	/s/ Jonathan Wowak
	Name: Andrei Cherny		Name: Jonathan Wowak
	Title: CEO		Title: CFO & COO

FEE AMENDMENT

This amendment to the Compliance Services Agreement (the “Agreement”) dated December 18, 2014 by and between Aspiration Funds (“Client”) and Adviser Compliance Associates, LLC doing business as ACA Group, or its affiliate, (“ACA”) is entered into as of October 7, 2023 (the “Effective Date”). Except for the fees listed below, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

The parties hereto agree that the Agreement shall be amended such that the Agreement as of the Effective Date will be amended as follows:

FEES

FEES
Aspiration – Redwood Fund: • Annual fee of $________ • Billed monthly at $________ • Subject to annual _____% increase

IN WITNESS WHEREOF, the Parties hereto have caused this amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the date below.

Aspiration Funds		Adviser Compliance Associates, LLC doing business as ACA Group

By	/s/ Tim Newell	By:	/s/ Joseph Smith
	Name: Tim Newell		Name: Joseph C. Smith
	Title: President and CEO		Title: Senior Counsel